
                                                                                                       SEC 2198 (8-95)

                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                                                                    ---------------------------------------
                                      FORM N-17f-2                                               OMB APPROVAL
                                                                                    ---------------------------------------
                                                                                    OMB Number:             3235-0360
                  Certificate of Accounting of Securities and Similar               Expires:              June 30, 1997
                             Investments in the Custody of                          Estimated average burden
                            Management Investment Companies                         hours per response            0.05
                                                                                    ---------------------------------------

                      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

  -------------------------------------------------------------------------------------------------------------------------
  1. Investment Company Act File Number:                                         Date examination completed:
                                                                                 October 21, 1997
  811-5984
  -------------------------------------------------------------------------------------------------------------------------


  2. State identification Number:
     ----------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                 AR                 CA                  CO
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     CT                  DE                  DC                 FL                 GA                  HI
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     ID                  IL                  IN                 IA                 KS                  KY
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     LA                  ME                  MD                 MA                 MI                  MN
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT                 NE                 NV                  NH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY                 NC                 ND                  OH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     OK                  OR                  PA                 RI                 SC                  SD
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------                                      --------------------
     TN                  TX                  UT                 VT                 VA                  WA
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------
     WV                  WI                  WY                 PUERTO RICO
     ----------------------------------------------------------------------------------------------------------------------
     Other (specify):
  -------------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------------



  3. Exact number of investment company as specified in registration  statement:
811-5984
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  4. Address of principal executive office {number, street, city, state. zip code}: c/o First Data Investor Services Group, Inc., 101 Federal Street, Boston, MA 02110
  ------------------------------------------------------------------------------

  INSTRUCTIONS

  This Form must be completed by investment companies that have custody of securities or similar investments.

  Investment Company

  I. All items must be completed by the investment company.

  2 Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

  Accountant

  3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

  THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

PRICEWATERHOUSECOOPERS

                           PricewaterhouseCoopers LLP
                               160 Federal Street
                                Boston, MA 02110
                            Telephone (617) 439-4390


                                          Report of Independent Accountants

October 21, 1997

To the Board of Directors of
The Irish Investment Fund, Inc.

We have examined management's assertion that The Irish Investment Fund, Inc. (the "Fund") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of October 21, 1997. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 21, 1997:

      Confirmation of all securities held by institutions in book entry form with the Depository Trust Company and CRESTCo. Limited on behalf of the Bank of Ireland, Securities Services Limited, a wholly-owned subsidiary of The Governor and Company of the Bank of Ireland (the "Custodian"), 1 Harbourmaster Place, Dublin 1; and

      Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 21, 1997 with respect to securities reflected in the investment account of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

  /s/ PricewaterhouseCoopers LLP


                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                                                                    ---------------------------------------
                                      FORM N-17f-2                                               OMB APPROVAL
                                                                                    ---------------------------------------
                                                                                    OMB Number:             3235-0360
                  Certificate of Accounting of Securities and Similar               Expires:              June 30, 1997
                             Investments in the Custody of                          Estimated average burden
                            Management Investment Companies                         hours per response            0.05
                                                                                    ---------------------------------------

                      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


  -------------------------------------------------------------------------------------------------------------------------
  1. Investment Company Act File Number:                                         Date examination completed:
                                                                                 September 30, 1997
  811-5984
  -------------------------------------------------------------------------------------------------------------------------


2. State identification Number:
     ----------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                 AR                 CA                  CO
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     CT                  DE                  DC                 FL                 GA                  HI
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     ID                  IL                  IN                 IA                 KS                  KY
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     LA                  ME                  MD                 MA                 MI                  MN
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT                 NE                 NV                  NH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY                 NC                 ND                  OH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     OK                  OR                  PA                 RI                 SC                  SD
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------                                      --------------------
     TN                  TX                  UT                 VT                 VA                  WA
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------
     WV                  WI                  WY                 PUERTO RICO
     ----------------------------------------------------------------------------------------------------------------------
     Other (specify):
  -------------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------------


   3. Exact number of investment company as specified in registration statement:
811-5984
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  4. Address of principal executive office {number, street, city, state. zip code}: c/o First Data Investor Services Group, Inc., 101 Federal Street, Boston, MA 02110
  ------------------------------------------------------------------------------

  INSTRUCTIONS

  This Form must be completed by investment companies that have custody of securities or similar investments.

  Investment Company

  I. All items must be completed by the investment company.

  2 Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

  Accountant

  3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

  THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

PRICEWATERHOUSECOOPERS

                           PricewaterhouseCoopers LLP
                               160 Federal Street
                                Boston, MA 02110
                            Telephone (617) 439-4390


                                          Report of Independent Accountants

September 30, 1997

To the Board of Directors of
The Irish Investment Fund, Inc.

We have examined management's assertion that The Irish Investment Fund, Inc. (the "Fund") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of September 30, 1997. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1997:

      Confirmation of all securities held by institutions in book entry form with the Depository Trust Company and CRESTCo. Limited on behalf of the Bank of Ireland Asset Management, a wholly owned subsidiary of The Governor and Company of the Bank of Ireland (the "Custodian"), 1 Harbourmaster Place, Dublin 1; and

      Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1997 with respect to securities reflected in the investment account of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP




                                     UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C. 20549

                                                                                    ---------------------------------------
                                      FORM N-17f-2                                               OMB APPROVAL
                                                                                    ---------------------------------------
                                                                                    OMB Number:             3235-0360
                  Certificate of Accounting of Securities and Similar               Expires:              June 30, 1997
                             Investments in the Custody of                          Estimated average burden
                            Management Investment Companies                         hours per response            0.05
                                                                                    ---------------------------------------

                      Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

  -------------------------------------------------------------------------------------------------------------------------
  1. Investment Company Act File Number:                                         Date examination completed:
                                                                                 October 31, 1997
  811-5984
  -------------------------------------------------------------------------------------------------------------------------


  2. State identification Number:
     ----------------------------------------------------------------------------------------------------------------------
     AL                  AK                  AZ                 AR                 CA                  CO
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     CT                  DE                  DC                 FL                 GA                  HI
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     ID                  IL                  IN                 IA                 KS                  KY
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     LA                  ME                  MD                 MA                 MI                  MN
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     MS                  MO                  MT                 NE                 NV                  NH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     NJ                  NM                  NY                 NC                 ND                  OH
     ----------------------------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------------------------
     OK                  OR                  PA                 RI                 SC                  SD
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------                                      --------------------
     TN                  TX                  UT                 VT                 VA                  WA
     ----------------------------------------------------------------------------------------------------------------------
     ------------------------------------------------------------
     WV                  WI                  WY                 PUERTO RICO
     ----------------------------------------------------------------------------------------------------------------------
     Other (specify):
  -------------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------------


   3. Exact number of investment company as specified in registration statement:
811-5984
  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------

  ------------------------------------------------------------------------------
  ------------------------------------------------------------------------------
  4. Address of principal executive office {number, street, city, state. zip code}: c/o First Data Investor Services Group, Inc., 101 Federal Street, Boston, MA 02110
  ------------------------------------------------------------------------------

  INSTRUCTIONS

  This Form must be completed by investment companies that have custody of securities or similar investments.

  Investment Company

  I. All items must be completed by the investment company.

  2 Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

  Accountant

  3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

  THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

PRICEWATERHOUSECOOPERS

                           PricewaterhouseCoopers LLP
                               160 Federal Street
                                Boston, MA 02110
                            Telephone (617) 439-4390


                                          Report of Independent Accountants

October 31, 1997

To the Board of Directors of
The Irish Investment Fund, Inc.

We have examined management's assertion that The Irish Investment Fund, Inc. (the "Fund") complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of October 31, 1997. Management is responsible for the Fund's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Fund's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 1997:

      Confirmation of all securities held by institutions in book entry form with the Depository Trust Company and CRESTCo. Limited on behalf of the Bank of Ireland, Securities Services Limited, a wholly-owned subsidiary of The Governor and Company of the Bank of Ireland (the "Custodian"), 1 Harbourmaster Place, Dublin 1; and

      Reconciliation of all such securities to the books and records of the Fund and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund's compliance with specified requirements.

In our opinion, management's assertion that the Fund with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 1997 with respect to securities reflected in the investment account of the Fund, is fairly stated, in all material respects.

This report is intended solely for the information and use of management of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP